January 3, 2014

Lawrence Skeats

Dear Mr. Skeats:

I am pleased to extend to you a contingent offer of employment. You will be employed by Springleaf GeneralServices Corp., providing services on behalf of Springleaf Finance, Inc. and its subsidiaries. The conditions of employment are outlined below:

1.	Your position will be Chief Administrative Officer with a start date to be January 6, 2014. This position is a full-time, exempt position. You will report directly to Jay Levine.

2.
Your beginning salary will be $350,000 on an annual basis. In addition, you will be eligible for a guaranteed bonus to be paid under Springleaf’s bonus plan of $500,000 to be granted on the normal bonus pay-out for Springleaf Financial Services for year-end of 2014 to be paid in 2015. In order to receive the bonus, you must be actively employed by Springleaf on the day the bonus is paid. If you resign (or give notice of your resignation), or if your employment otherwise is terminated for any reason, you will not be eligible for the bonus. Your base salary and bonus are payable in accordance with Springleaf’s regular bi-weekly payroll practices and are subject to applicable taxes and payroll deductions.

3.
Your primary work location will be at the company's offices in Greenwich, CT. In the normal course of business, you will be required to travel to Evansville as designated by your manager. Springleaf will pay for your travel, lodging, and other related business travel expenses as outlined in company policy for these initial and ongoing trips.

4.
You will be entitled to employee benefits provided by the company. We ask you to review benefits information that will be sent to you separately. You must make a decision to enroll for benefits or decline benefits upon hire as soon as possible, but no later than 31 days from your hire date.

5.
This offer of employment is contingent upon satisfactory results from a criminal background investigation and education and reference checks. Please note that these reference and background checks may not be completed by your start date. If the outcome of these checks is not satisfactory, this offer may be withdrawn and/or your employment may be terminated immediately.

6.	This offer is also contingent upon your execution of the enclosed Confidentiality and Non-Solicitation Agreement.

Final personnel forms will be completed at your orientation.

I have enclosed information regarding your responsibility to comply with the Immigration Reform and Control Act. Enclosed is a list of documents that can provide proof of your eligibility to work in the United States. Please bring one original document from List A or one document from List B and one document from List C with you when you report to orientation. Please call our office if you have any questions regarding this matter.

This offer letter is not a guarantee of employment for a fixed term. You will be (as set forth in the employment application) employed "at will," with the privilege of terminating your employment at any time and for any reason; the Company will have that same privilege.

If you have any questions regarding the details listed above, please contact Tonya Lynam at (812) 462-5262. We look forward to having you join our staff.

Sincerely,

Tonya Lynam
Sr. Employment Specialist

Enclosures